Exhibit 10.2

                            MASTER LICENSE AGREEMENT


THIS AGREEMENT is by and between SurModics, Inc., a corporation of the State of Minnesota, which has an office at 9924 West 74th Street, Eden Prairie, MN 55344 (hereinafter referred to as SURMODICS), and Rubicon Medical Inc., a Utah corporation, which has an office at 2064 West Alexander, Salt Lake City, UT 84119 (hereinafter referred to as RUBICON).

WHEREAS, SURMODICS is engaged in biological, chemical and technical research and has developed a body of technology and know-how, including reagents, processes, and devices which the parties believe will improve the performance of various products and processes of RUBICON.

WHEREAS, the technology of SURMODICS includes confidential information (including trade secrets and other know-how) which is proprietary to SURMODICS and SURMODICS is in the process of securing patent coverage for certain items of its technology, and continues to maintain the confidentiality of other portions of its technology.

WHEREAS, RUBICON and SURMODICS are parties to a Mutual Confidential Disclosure Agreement dated March 18, 2002 ("Prior Disclosure Agreement");

WHEREAS, RUBICON may desire to acquire additional licenses under SURMODICS' know-how and patent rights, such licenses to be added to this Master Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1.       DEFINITIONS

         The following definitions apply to this Master License Agreement (the "Agreement"), and to all Attachments thereto:

         a. "Affiliate" means any entity which owns at least 20% of, is at least 20% owned by, or is under common (at least 20%) ownership with RUBICON.

         b. "Effective Date" means the later of the dates on which this Agreement is signed by the parties, as indicated by the dates on the signature page hereof.

         c. "Know-how" means SURMODICS' trade secrets and other legally protected proprietary technical information relating to the surface treatment of medical devices and which SURMODICS has the right to transmit to others. Know-how includes but is not limited to non-public information contained in pending patent applications of Patent Rights and information that is Confidential Information as defined in Paragraph 13.

         d. "Licensed Products" means each of the separately sold Medical Products specifically described in Attachment B1, B2, and so forth, and which:

                  i. but for the license granted herein the manufacture, use or sale would infringe (or a surface treatment process employed to produce a product or a reagent used in such process would infringe) any valid and subsisting claim in the Patent Rights, or

                  ii. are produced through the use of SURMODICS' Know-how.

         e. "Licensed Product Effective Date" for each license granted herein shall mean the date specified in the respective Attachment B1, B2, and so forth.

         f. "Manufacturer" means a non-Affiliate third party which manufactures Licensed Products for RUBICON pursuant to a separate agreement with RUBICON and subject to the execution by the Manufacturer and SURMODICS of the document entitled "Manufacturer Agreement and SurModics' Consent" attached hereto as Attachment C.

         g. "Medical Products" means products that are specifically defined in Attachment B1, B2, and so forth.

         h. "Net Sales" means the total actual billing for sales of Licensed Products, less the following deductions where they are applicable with respect to such billings and when separately shown on invoices or otherwise traceable and accounted for in the ordinary course of RUBICON's business:

                  i. discounts actually allowed and taken;

                  ii. any customs duties, taxes or other governmental excise or charge upon or measured by the production, sale, transportation, delivery or use of Licensed Product and actually paid by RUBICON;

                  iii. amounts allowed or credited on rejections or returns; and

                  iv. transportation charges, including transportation insurance charges, prepaid or allowed.

         Notwithstanding the above, if any Licensed Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, then Net Sales of that Licensed Product resulting from sales of that combination product will be calculated by multiplying the Net Sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product.

         A Licensed Product shall be considered sold when it is shipped or when it is invoiced, whichever is earlier. To assure SURMODICS the full royalty payment contemplated in this Agreement, RUBICON agrees that if any Licensed Product is sold to an Affiliate for purposes of resale, Earned Royalties for that Licensed Product shall be computed upon the selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of RUBICON to the Affiliate.

         Free samples and products used only for internal purposes (such as for testing, demonstration or quality assurance) by RUBICON or any Affiliate shall not be subject to royalties.

         i. "Patent Rights" means the right to practice the claims disclosed in the patent application(s) and patent(s) identified in Attachment A hereof, together with all foreign counterparts, divisions, and continuation applications based thereon, any patent issuing on any of said applications, and any reissues or extensions based on any of such patents.

         j. "Valid Claim" means a claim of Patent Rights that has not (i) been held invalid by a court of competent jurisdiction or other government agency having jurisdiction beyond possibility of appeal or (ii) expired or lapsed.

2.       LICENSE

         a. With respect to the Licensed Product defined in each of Attachments B1, B2, and so forth, SURMODICS grants to RUBICON, a separate worldwide license under SURMODICS' Patent Rights and Know-how to make, have made for it only by a properly sublicensed Manufacturer as set forth herein, use, distribute, service and sell, offer to sell and import that Licensed Product. The license granted herein is expressly limited to the specific Licensed Products defined herein, and does not include the right to sublicense except as provided below in Paragraph 2(b) with respect to Manufacturers and Paragraph 2(c) with respect to Affiliates. All licenses granted by SURMODICS to RUBICON under this Agreement are non-exclusive unless specifically stated otherwise for a particular Licensed Product in an Attachment B1, B2, and so forth. Additional terms of each license are set out in the respective Attachments B1, B2, and so forth. To the extent any ambiguity or inconsistency is created between the terms set forth in this Agreement and the terms set forth in Attachments B1, B2, and so forth, the terms set forth in the Attachment B shall be controlling with respect to the Licensed Product defined therein; for all other matters, the terms set forth in this Agreement shall control. Each such license shall be effective as of its Licensed Product Effective Date.

         b. Subject to Paragraph 2(a) and the following provisions, RUBICON shall have the right to grant have made rights to Manufacturers. No sublicense shall be effective unless and until the document entitled Manufacturer Agreement and SurModics' Consent attached as Attachment C has been executed by the Manufacturer, delivered to SURMODICS, and signed by SURMODICS. RUBICON shall be responsible for and shall take reasonable steps to ensure each Manufacturer is aware and performs the Manufacturer's obligations as sublicensee in all material respects. Each sublicense to a Manufacturer shall terminate automatically and without notice at such time as the separate agreement between RUBICON and the Manufacturer expires or is terminated. Each sublicense to a Manufacturer shall terminate automatically without notice upon termination or expiration of this Agreement or the relevant license hereunder, and RUBICON's agreement with the Manufacturer must provide for such automatic termination.

         c. Subject to Paragraph 2(a) and the following provisions, RUBICON shall have the right to grant sublicenses to its Affiliates. RUBICON shall be responsible for and hereby guarantees the payment of royalties to SURMODICS by the sublicensee and the performance of all of the sublicensee's obligations provided herein. No sublicense shall be effective unless and until the document entitled SurModics' Consent to Sublicense attached as Attachment D has been executed by the sublicensee, delivered to SURMODICS, and signed by SURMODICS. Each sublicense to an Affiliate of RUBICON shall terminate automatically and without notice at such time as the sublicensee ceases to be an Affiliate of RUBICON. Each sublicense to an Affiliate of RUBICON shall terminate automatically and without notice upon termination or expiration of this Agreement or the relevant license thereunder.

         d. Subject to the limited license granted herein, SURMODICS shall retain all rights to the Patent Rights and Know-how. SURMODICS shall retain the right to use Patent Rights and Know-how for its own research purposes.

         e. RUBICON shall notify SURMODICS, in advance and in writing, of the location of the production of a Licensed Product or any new location to be used for the production of a Licensed Product.

         f. In the event any governmental agency in a jurisdiction materially alters or hinders or prevents enforcement of the terms or provisions of any license granted herein, SURMODICS may, at its sole discretion, immediately terminate that license with respect to such jurisdiction.

3.       MILESTONE PAYMENTS

         For each license granted by SURMODICS, RUBICON shall make Milestone Payments to SURMODICS as set out in the Attachment (B1, B2, and so forth) applicable to such license.

4.       ROYALTIES

         For each license granted herein, RUBICON shall pay to SURMODICS a royalty for each quarter calendar year during the term of this Agreement which will be the greater of the royalties of Paragraphs 4(a) or 4(b).

         a. Earned Royalties shall be calculated as provided for in the respective Attachment B1, B2, and so forth. No more than one Earned Royalty shall be paid by RUBICON for any Licensed Product. However, if any Licensed Product is covered by more than one Attachment B1, B2, and so forth, then the Earned Royalty rate shall be the highest rate specified for such Licensed Product.

         b. Minimum Royalties shall be paid for each Licensed Product as provided for in the respective Attachment B1, B2, and so forth.

         c. Royalty Stacking. If, at any time during the life of this Agreement, RUBICON discovers that any Licensed Product or the use thereof infringes claims of an unexpired patent or patents other than those in the Patent Rights, RUBICON may, if it has not already done so, negotiate with the owner of such patents for a license on commercially reasonable terms. Should the license with the owner of such patents require the payment of royalties or other consideration to such owner (for technology that is also within the scope of licenses granted to RUBICON under this Agreement), then the royalties otherwise payable under this Agreement shall be reduced by up to one-half based on the value of the patents other than those in the Patent Rights relative to the Patent Rights licensed under this Agreement. The parties shall meet promptly after RUBICON takes the license under such other patents to agree on the relative value of such patents and the amount of royalty reduction. If the parties cannot agree the dispute shall be resolved in accordance with Paragraph 24 hereof.

5.       ROYALTY PAYMENTS, REPORTS, RECORDS

         a. During the term of this Agreement, and for each license granted hereunder, RUBICON will make written reports and payments to SURMODICS within forty-five (45) days after the last day of each calendar quarter ending March 31, June 30, September 30, and December 31. Each such report shall state the Net Sales, unit volumes, Earned Royalty, corrections of error in prior royalty payments, and data and calculations used by RUBICON to determine such payments for each of the licenses corresponding to the respective Attachments B1, B2, and so forth. Each report shall be accompanied by payment in full of the royalty due SURMODICS for that quarter. The December 31 quarterly report shall also include a nonbinding summary forecast of projected sales of Licensed Products and a nonbinding forecast of reagent usage for the next calendar year. The report and any forecasts shall constitute confidential information and be subject to the confidentiality provisions of this Agreement.

         b. RUBICON will maintain, for a period of five (5) years following each sale of Licensed Product, true and accurate records supporting the reports and payments made under this Agreement. SURMODICS shall have the right to carry out an audit of such records no more frequently than once per calendar year by an independent certified public accountant of its choice upon giving RUBICON not less than five (5) days advance notice. All such audits shall be conducted during RUBICON's normal office hours, and such accountant shall have reasonable access to RUBICON's offices and the relevant records, files and books of account, and such accountant shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by RUBICON under Paragraph 5(a). The auditor shall be required to sign a suitable confidentiality agreement reasonably acceptable to RUBICON prior to conducting such audit. Such audit shall be at SURMODICS' expense except that if an underpayment error is found for any twelve month period that exceeds 5% of the payment made to SURMODICS for that period, then RUBICON will bear the cost of such audit.

         c. All royalties on sales of each Licensed Product to be paid to SURMODICS by RUBICON under this Agreement shall be paid in U.S. Dollars to SURMODICS in the United States. For the purpose of calculating Earned Royalties on sales outside the United States in a foreign currency for any calendar quarter, RUBICON shall utilize the average rate of exchange on the last business day of that calendar quarter as quoted in the Wall Street Journal unless manifestly in error); provided, however, that if a foreign currency not listed in the Wall Street Journal is involved, then the closing transfer buying rate quoted by Citibank (New York) (unless manifestly in error) shall be employed in effecting such conversion thereof.

         d. Any sum required under U.S. tax laws (or the tax laws of any other government) to be withheld by RUBICON from payment for the account of SURMODICS shall be promptly paid by RUBICON for and on behalf of SURMODICS to the appropriate tax authorities, and RUBICON shall furnish SURMODICS with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable SURMODICS to support a claim for income tax credit in respect to any sum so withheld.

6.       TECHNICAL SUPPORT FEES

         SURMODICS has prior to this Agreement provided product coating services to RUBICON under a clinical coating agreement. Commencing on the Effective Date, RUBICON will begin doing its own product coating using the licenses and reagents provided for in this Agreement. RUBICON shall be entitled to up to 40 hours of technical support from SURMODICS, without charge, during the first sixty days of the term of this Agreement for purposes of setting up and conducting its own coating operations. SURMODICS, however, shall not be required to provide technical support after such 60-day period except pursuant to a separate technical support agreement, which agreement shall be offered by SURMODICS to RUBICON if requested. Such technical support agreement shall provide for the payment by RUBCICON of fees ("Technical Support Fees") for any support provided under the agreement at SURMODICS' then-standard rates. As of March 1, 2004, SURMODICS' standard rates for

         Technical Support Fees are $125 per-hour for standard-testing coating work, $150 per-hour for coating parts used in human clinical trials, and $250 per-hour for SURMODICS' analytical chemistry services. SURMODICS may change its standard Technical Support Fees with thirty
         (30) days advance written notice to RUBICON. SURMODICS shall additionally charge RUBICON for direct materials such as reagents, parts, equipment, jigs, fixtures and SURMODICS' reasonable out-of-pocket travel, living, and ancillary costs and expenses incurred in connection with its performance of technical support services if such expenses are approved by RUBICON in writing. SURMODICS shall invoice RUBICON monthly for such Technical Support Fees, and RUBICON shall make payment to SURMODICS within thirty (30) days after the date of the invoice.

7.       TERM

         a. Unless earlier terminated, each license herein granted shall begin upon the Licensed Product Effective Date set out in the respective Attachment B1, B2, and so forth, and shall extend for each Licensed Product so licensed until expiration of the last to expire patent of Patent Rights that covers that product or for a period of fifteen (15) years following the first bona fide commercial sale of such Licensed Product, whichever is longer.

         b. Upon expiration of the last to expire patent of Patent Rights for any Licensed Product, and upon full payment by RUBICON to SURMODICS of all monies due under this Agreement, the license with respect to Know-how licensed herein for that Licensed Product shall be deemed paid up and non-exclusive, if any such license was exclusive.

8.       PATENTS

         a. RUBICON shall see to it that all Licensed Products sold by RUBICON shall be appropriately marked with the applicable patent numbers, in conformity with applicable law.

         b. SURMODICS recognizes that it is an objective of RUBICON to obtain patents on technology that RUBICON develops. RUBICON recognizes that a vital part of SURMODICS' business includes licensing SURMODICS' technology to others under SURMODICS' patents and know-how to make, use, and sell products, and that it is an objective of SURMODICS to enable its present and future licensees to exploit patent licenses from SURMODICS to produce and sell products without interference from any patent that RUBICON might obtain. A purpose of this Paragraph 8 is to establish a system under which each party may accomplish its respective objective.

         c. Title to all developed technology which is conceived or first reduced to practice before, during, or after the term of this Agreement and which is solely an invention of employees or agents of SURMODICS shall be in SURMODICS. SURMODICS shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

         d. Title to all developed technology which is conceived or first reduced to practice before, during, or after the term of this Agreement and which is solely an invention of employees or agents of RUBICON shall be in RUBICON. RUBICON shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

         e. With respect to inventions made jointly by one or more employees of each party operating under this Agreement ("Joint Inventions"), the parties agree that mutually acceptable patent counsel shall be retained at the mutual cost and expense of the parties to render an opinion as to the patentability thereof and to prepare, file, and prosecute such patent applications as may reasonably be required to provide protection for such inventions. The joint inventors each shall be required to assign their Joint Inventions, including all patent applications therefore and the resulting patents, if any ("Joint Patents") to SURMODICS. SURMODICS shall immediately reassign to RUBICON an undivided one-half interest to the Joint Inventions, including all patent applications thereof and resulting Joint Patents. Either party may choose at any time, upon written notice to the other, to forego any further expense of obtaining or maintaining a Joint Patent for a Joint Invention, and will offer to assign its interest in such Joint Invention, patent application and/or Joint Patent to the other. If the prospective assignee party accepts such offer, thereafter it shall at its own expense prepare and file the necessary assignments and shall be solely responsible for obtaining and/or maintaining Joint Patent(s) for such Joint Invention. With respect to Joint Patents:

                  (i) Each party shall have the right to operate under Joint Patents but neither party shall have the right to grant licenses to others without the express written consent of the other party, which consent may be withheld by the other party in its sole and unfettered discretion.

                  (ii) Should either party choose to bring suit for infringement by a third party of any Joint Patents, the party bringing suit shall have the right to join the other party as a party to the suit to the extent required by law; provided, however, that such joinder shall be without expense to the joined party. Any recovery from the defendant in any such suit in excess of the costs of suit shall be shared by the parties equally.

         f. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of this Paragraph 8.

         g. Other than as set forth herein, nothing in this Agreement shall be construed as granting either party any rights under or to any patents, know-how or other rights of the other.

         h. To the extent that any dispute arises with respect to patents under this Paragraph 8, the disputing party shall promptly inform the other party of the nature of the dispute and the provisions of Paragraph 24 shall apply. The parties shall execute appropriate amendments or assignment for the application if necessary to resolve the dispute.

         i. Prosecution of Infringers. SURMODICS shall have the first right, but not the obligation, to prosecute in its own name and at its own expense any action it deems necessary if any Patent Rights licensed hereunder are infringed by the manufacture, use, import, offer for sale, or sale of any Licensed Products by any unauthorized third party. RUBICON agrees to notify SURMODICS promptly if it becomes aware of any such third party infringements. If SURMODICS elects to prosecute any such action and does so at its own expense, SURMODICS shall have the right to control the action and to retain any and all damages resulting therefrom. If SURMODICS does not commence prosecution within ninety
         (90) days of a written request from RUBICON, then RUBICON may prosecute such action in its own name and at its own expense. SURMODICS shall cooperate and, if necessary, become a named party to the action. If RUBICON prosecutes such action, it shall indemnify and defend SURMODICS from any losses, liabilities, claims, counterclaims, law suit expenses (including attorney's fees), costs, and judgments arising out of any litigation brought by RUBICON, and RUBICON shall have the right to control the action and to retain any and all damages resulting therefrom. If RUBICON prevails in such action, RUBICON may deduct fifty percent (50%) of the royalties due to SURMODICS over the five (5) years following termination of such action up to RUBICON's reasonable costs and expenses of prosecuting such action, including its reasonable attorneys' fees. SURMODICS may grant a license at any time to such unauthorized party; provided, however, if such license is granted during the pendency of an action for infringement by RUBICON against such party, then for purposes of this Paragraph 8(i) RUBICON shall be deemed to have prevailed in such action. RUBICON shall not settle any such infringement action without the advance written approval of SURMODICS, which approval shall not be unreasonably delayed or withheld.

9.       ALLOCATION OF ROYALTIES

         RUBICON's obligation to pay royalties with respect to any Licensed Product shall terminate at such time as neither the manufacture, nor the use, nor the sale of that specific Licensed Product (or a surface treatment process or a reagent used in such process) is covered by any Valid Claim of Patent Rights.

10.      TERMINATION

         a. For each license granted herein:

                  RUBICON's Right to Terminate for Convenience & Without Cause
                  i. RUBICON shall have the right to terminate each license granted with respect to each Attachment B1, B2, and so forth, under which such license was granted, but only in its entirety, at any time upon sixty (60) days advance written notice. Upon termination of any such license, RUBICON shall have no further rights under Patent Rights or Know-how with respect to the Licensed Product of that license. However, RUBICON shall be allowed to sell any inventory of Licensed Products existing at the time of termination for a period of nine (9) months thereafter (thereafter destroying any remaining inventory), provided RUBICON accounts for such sales of inventory and pays SURMODICS the appropriate Earned Royalty for such sales as set out in Paragraph 4(a) of this Agreement. Termination of RUBICON's rights as to any one license under this subparagraph (i) shall not effect Rubicon's rights as to other licenses granted by SURMODICS.

                  SURMODICS' Right to Terminate for Cause ii. SURMODICS may terminate this Agreement in whole or with respect to any license granted herein upon sixty (60) days written notice for any material breach or default by RUBICON, including without limitation, failure to comply with the confidentiality provisions of Paragraph 13, failure to make reports and payments when due, failure to pay Minimum Royalties, and withholding or notice of intent to withhold any royalties provided for in this Agreement. If the breach in question relates only to one license, the foregoing termination right shall be limited to such license. Said termination under this Paragraph 10(a)(ii) shall become effective at the end of the sixty (60) day period unless during that period RUBICON shall first cure such breach or default or, if the breach or default is of a nature that cannot be cured within sixty (60) days, Rubicon commences a cure during such 60-day period and thereafter diligently pursues the same to completion.

                  iii. Upon termination of any license under any of the provisions of this Paragraph 10, but subject to the provisions of Paragraph 10(a)(i), referring to the sale of inventory, RUBICON shall cease making, having made, using, and selling the Licensed Products of such license that are produced through the use of SURMODICS' Know-how. SURMODICS shall have the right to seek equitable relief to enforce the provisions of this Paragraph 10(a)(iii).

         b. Either party may terminate this Agreement if the other party hereto is involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business.

         c. Notwithstanding the provisions of Paragraph 20, failure of RUBICON to initiate bona fide commercial sales of any Licensed Product by the date set out for that Licensed Product in the respective Attachment B1, B2, and so forth, to this Agreement shall permit SURMODICS to terminate the license for that Licensed Product upon thirty (30) days written notice at any time prior to the date RUBICON begins bona fide commercial sales of that Licensed Product. Prior to exercising such right, however, SURMODICS shall consult with RUBICON to determine the reason for such failure, and if RUBICON is endeavoring to bring one or more Licensed Products to market and has been prevented from doing so because of technical problems, regulatory delays, market conditions or other similar circumstances, the parties will negotiate in good faith a reasonable extension of the applicable date for initiating bona fide commercial sales.

         d. In the event that all licenses granted herein are terminated, RUBICON and SURMODICS shall each have the right to terminate this Agreement in its entirety upon written notice to the other.


11.      CONTINUING OBLIGATIONS SUBSEQUENT TO TERMINATION

         a. Upon any termination of this Agreement or any of the licenses granted herein, the following rights and obligations shall continue to the degree necessary to permit their complete fulfillment or discharge:

                  i. SURMODICS' right to receive and RUBICON's obligation to pay royalties to the extent owed; and

                  ii. RUBICON's obligation to maintain records and SURMODICS' right to audit under Paragraph 5, with respect to sales made and to be made under Paragraph 10(a)(i); and

                  iii. Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

                  iv. The parties' obligations to maintain confidentiality under Paragraph 13; and

                  v. RUBICON's obligation to forebear from use of SURMODICS' Know-how as provided in Paragraph 10(a)(iii); and

                  vi. The parties' obligations under Paragraph 8.

         b. Within thirty (30) days of the date of termination of this Agreement, each party shall return all copies of Confidential Information of the other, except one archival copy which may be retained by the receiving party for purposes of determining its on-going obligations under this Agreement.

12.      REPRESENTATIONS AND WARRANTIES

         a. Intentionally Omitted.

         b. Each party warrants to the other that it has the full and unrestricted right to enter into this Agreement and carry out the obligations hereunder.

         c. SURMODICS represents and warrants that:

                  i. as of the Effective Date, to the best of its knowledge, none of the Reagents or processes that SURMODICS provides to RUBICON under this Agreement and included within the Patent Rights infringe any United States or foreign patent owned by a third party and not licensed by SURMODICS.

                  ii. as of the Effective Date, it has no knowledge of any pending or threatened challenge to the validity or enforceability of any Patent Rights in any court; and

                  iii. as of the Effective Date, it has no knowledge of any claim of patent infringement made against it by a third party with respect to Licensed Products.

         d. Except as expressly stated in Paragraphs 12(a) through 12(c), nothing in this Agreement shall be construed as:

                  i. A warranty or representation that anything made, used, sold, or otherwise disposed of, or any process practiced, under any license granted in this Agreement is or will be free from infringement of patents of third persons; or

                  ii. A requirement that SURMODICS file any patent application, secure any patent, or maintain any patent in force; provided, however, that in the case of any patent applications identified on Attachment A as of the Effective Date, SURMODICS shall exercise reasonable diligence to have such patents issue and as to the patents listed on such Attachment SURMODICS shall exercise reasonable diligence to keep them in force; or

                  iii. An obligation to furnish any manufacturing or technical information not encompassed within Know-how; or

                  iv. Conferring any right on either party to use in advertising, publicity, or otherwise any trademark or trade name of the other; or

                  v. Granting by implication, estoppel, or otherwise any licenses or rights under patents or other proprietary information of SURMODICS other than those included within Patent Rights and Know-how; or

                  vi. An obligation to bring or prosecute action or suits against third parties for infringement of any patent; or

                  vii. A warranty or representation by SURMODICS as to the validity or scope of any Patent Rights.

         e. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 12(c) ABOVE AND IN PARAGRAPH 25(d) BELOW, With respect to reagents supplied at any time by SURMODICS, SURMODICS disclaims all warranties, express or implied, including but not limited to warranties of merchantability, non-infringement and fitness for a particular purpose. Notwithstanding anything to the contrary, WITH RESPECT TO REAGENTS SUPPLIED BY SURMODICS, SURMODICS shall not be liable for incidental, consequential, special, extraordinary or punitive damages of any description, whether for damage to reputation or goodwill, lost profits, claims of third parties or otherwise, whether such asserted damage purports to be based on warranty or guarantee, indemnity or other contract, contribution, negligence or other tort, or otherwise.

         f. Without limiting the warranties made by SURMODICS elsewhere in this Agreement, SURMODICS does not make any representations, extend any warranties of any kind, either express or implied, or assume any responsibilities whatsoever with respect to use, sale, or other disposition by RUBICON or its vendees or transferees of Licensed Products incorporating or made by use of the Patent Rights and Know-how licensed under this Agreement.

         g. RUBICON represents and warrants that the Licensed Products are medical devices or device-drug combination products subject to regulation under the U.S. Food, Drug, and Cosmetic Act.

13.      CONFIDENTIALITY

         a. Each party agrees to retain in confidence all Know-how and all information received from the other party and identified by the other party as confidential, including without limitation, information required to be maintained in confidence under prototype development or manufacturing scale-up or post scale-up relationships between the parties ("Confidential Information"), for a period commencing on the date of disclosure and ending five (5) years from the date of termination of this Agreement. Each party agrees that it will not use Confidential Information of the other for any purpose other than in accordance with this Agreement. Further, each party agrees that it will not disclose Confidential Information of the other to any third party without the advance written approval of the other party. Confidential Information shall not include information that:

                  i. at the time of its disclosure to the receiving party is available to the public;

                  ii. after disclosure becomes available to the public through no fault of the receiving party;

                  iii. the receiving party can show was in its possession at the time of disclosure to it by the other; or

                  iv. the receiving party can show was received by it from a third party without breach of a confidential obligation.

         In addition, a receiving party shall have no duty to hold in confidence any Know-how or information deemed to be Confidential Information under this Agreement if the receiving party is compelled by application of law or legal process to divulge, but the receiving party shall provide the disclosing party with advance written notice before divulging the information to enable the disclosing party to seek a protective order or employ other means to preserve the confidential nature of that information.

         b. SURMODICS shall assist RUBICON's regulatory compliance efforts by maintaining and updating a Device Master File with the FDA that contains such information about the SURMODICS surface coating compositions as set forth in FDA's submission and maintenance guidelines for such files. SURMODICS will, at RUBICON's request, provide similar information to regulatory agencies of competent jurisdiction outside the United States but SURMODICS shall not be obligated to disclose confidential information to any such foreign agencies except to the extent such agencies verify, to SURMODICS' reasonable satisfaction, that such information shall be maintained in secrecy. It is agreed that the information in SURMODICS' Device Master Files with the FDA and information provided to foreign regulatory agencies is SURMODICS Confidential Information.

         c. For the purpose of this entire Paragraph 13, Confidential Information which is specific shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

         d. Notwithstanding the above, RUBICON specifically agrees that it will not disclose to any Affiliates or other third party any of SURMODICS' Know-how relating to the manufacture of SURMODICS' chemical reagents, the precise chemical composition of such reagents, how such reagents are tested, how they are quality controlled, and any other specific information concerning the production of such reagents, except to the extent such disclosure is required by applicable law or legal process or in connection with the exercise by RUBICON of its "have made" rights or in connection with a sublicense under Paragraph 2(b) or Paragraph 2(c).

         e. The provisions of this entire Paragraph 13 shall survive termination of this Agreement for any reason.

         f. Nothing herein shall in any way affect the obligations of the parties under any prior secrecy or confidential disclosure agreements, including the Prior Disclosure Agreement, which obligations shall continue in accordance with the terms of each such agreement. However, this Agreement supersedes the Prior Disclosure Agreement between the parties with respect to disclosures made between the parties after the Effective Date of this Agreement.

14.      ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Either party may assign its rights and obligations under this Agreement to a financially responsible third party, but only in connection with a complete transfer to the third party of the business to which this Agreement pertains. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party. For purposes of this Paragraph 14, a sale of the outstanding capital stock of RUBICON, or any portion thereof, shall not be considered an assignment of this Agreement or of RUBICON's rights and obligations under this Agreement, even if such sale results in a change in control of RUBICON.

15.      GOVERNMENT APPROVAL

         RUBICON shall have the sole responsibility, at RUBICON's sole expense, for obtaining any government approvals that may be required for the investigation or marketing of Licensed Products; provided, however, that SURMODICS shall cooperate, without expense, in such government approval process.

16.      PRODUCT LIABILITY

         RUBICON will defend and indemnify SURMODICS against all losses, liabilities, lawsuits, claims, expenses (including attorney's fees), costs, and judgments incurred through personal injury, property damage, or other claims of third parties, arising from the design, manufacture, use, or sale of Licensed Products, except to the extent caused by SURMODICS' gross negligence or willful misconduct.

17.      NO WAIVER

         Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any other or continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

18.      NOTICES

         All communications or other notices required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when personally delivered, (ii) five days after mailing when mailed by registered or certified mail, postage prepaid, (iii) on the day of sending when sent by facsimile (with recorded transmission completion), or (iv) two days after sending when sent by reputable express courier, and addressed as follows:

              If to SURMODICS:
                    License Administration
                    SurModics, Inc.
                    9924 West 74th Street
                    Eden Prairie, MN  55344
                    FAX Number:  (952) 829-2743

              If to RUBICON:
                    President
                    Rubicon Medical Inc.
                    2064 West Alexander Street
                    Salt Lake City, UT  84119
                    FAX Number:  (801) 886-9004

         Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out above.

19.      CAPTIONS

         The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement.

20.      FORCE MAJEURE

         Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party's reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval(s) of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay. The cumulative effect of all such delays under this Paragraph 20 shall not exceed one (1) year.

21.      NO AGENCY

         Nothing in this Agreement authorizes either SURMODICS or RUBICON to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. SURMODICS and RUBICON shall each refrain from any such representations. The relationship between SURMODICS and RUBICON is that of independent contractors.

22.      SEVERABILITY

         The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either party. In such event, the parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

23.      GOVERNING LAW

         This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Delaware, except for its conflict of laws provisions.

24.      ARBITRATION

         a. In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Paragraph 24 shall apply; provided, however, that either party shall have the unrestricted right at any time to seek a court injunction prohibiting the other party from making unauthorized disclosure or use of Confidential Information as provided for in Paragraph 13 or unauthorized use of SURMODICS' Know-how as provided for in Paragraph 10(a)(iii), it being understood that any such court proceeding shall be limited to the obtaining provisional injunctive relief pending a resolution of the merits of the underlying claim or controversy, and such underlying claim shall otherwise be resolved, including resolution of the merits, in accordance with the dispute resolution procedures of this Paragraph 24.

         b. Both parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute.

         c. If the parties are unable to resolve a dispute as provided immediately above, either party may submit the dispute for resolution by mandatory, binding arbitration. If initiated by SURMODICS, the arbitration shall take place in Salt Lake City, Utah. If initiated by RUBICON, the arbitration shall take place in the city of Minneapolis, MN (or such other place as the parties may mutually agree) under the auspices of the American Arbitration Association under its Commercial Arbitration Rules. Each party shall select one independent, qualified arbitrator and the two arbitrators so selected shall then select a third arbitrator in accordance with the Commercial Rules. Each party reserves the right to object to any individual arbitrator (no matter by whom chosen) who has been employed by or affiliated with a competing organization.

         d. The arbitrators, who shall act by majority vote, shall be empowered to decree any and all relief of an equitable nature, including but not limited to temporary restraining orders, temporary injunctions, and/or permanent injunctions, and shall also be able to award damages, with or without an accounting of costs. Judgment on the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. Each party shall bear its own costs, other than attorneys fees, and divide other reasonable arbitrator costs equally.

         e. The prevailing party in any such arbitration shall be entitled to any award of its reasonable attorneys fees.

25.      TERMS OF ORDERS/REAGENTS

         a. SURMODICS agrees to supply to RUBICON reasonable quantities (taking into consideration RUBICON's actual needs for the coating of Medical Products) of the photoreactive reagents that RUBICON utilizes in the production of Licensed Products ("Reagents") pursuant to mutually agreed upon purchase orders. SURMODICS shall not unreasonably withhold acceptance of a purchase order.

         b. SURMODICS will take reasonable steps to adequately stock Reagents. Delivery by SURMODICS of Reagents to Federal Express, or to another reputable carrier in the United States, shall constitute delivery to RUBICON.

         c. SURMODICS agrees that the prices to RUBICON for the Reagents shall be the same as the prices that SURMODICS ordinarily offers to its other clients for equivalent volume consumption. Each SURMODICS invoice for Reagents shall be payable in full within thirty (30) days after the date of the invoice.

         d. SURMODICS warrants that each shipment of Reagents supplied to RUBICON shall, at the time of shipment, conform to the respective specifications for those Reagents contained in master files submitted by SURMODICS to the FDA and maintained by SURMODICS for purposes of premarket approval of medical devices. SURMODICS' sole obligation and RUBICON's sole remedy, if any shipment of Reagents does not conform to such specifications, shall be (i) the replacement of the defective shipment of Reagents, or (ii) at RUBICON's option a refund of the price paid by RUBICON for the defective Reagents provided, however, that the foregoing limitation of obligations and remedies shall not apply if a Reagent does not conform to one or more master device file specifications for that Reagent and such nonconformance was the actual and proximate cause of the death or injury of a person who used the resulting Licensed Product. RUBICON shall provide SURMODICS with whatever evidence RUBICON has regarding the condition of the Reagents to enable SURMODICS to determine whether the Reagents were defective at the time of shipment.

         e. SURMODICS agrees to provide RUBICON with a certificate of conformance for each shipment of Reagent that states that the Reagent conforms to all requirements of SURMODICS' product specifications. SURMODICS will maintain quality control and traceability records for Reagents which are adequate to define: materials used, production processes, product formulations, quality testing, and lot traceability. SURMODICS will maintain such records for a minimum of seven (7) years after shipment of Reagents to RUBICON. RUBICON may audit SURMODICS' quality systems during regular business hours following reasonable advance written notice to SURMODICS. Prior to a third party's participation in an audit, SURMODICS may require a suitable confidentiality agreement between SURMODICS and the third party. RUBICON may review SURMODICS' documents during the course of an audit but may not remove document copies or originals from SURMODICS without SURMODICS' advance written consent. SURMODICS reserves the right to redact highly confidential information from materials that may be disclosed during the audit that relate to SURMODICS' proprietary processes. Information disclosed to RUBICON during the course of an audit shall be treated as Confidential Information. RUBICON agrees to provide SURMODICS with a copy of its final audit report.

         f. The terms and conditions in this Agreement, together with additional terms and conditions which may appear in SURMODICS' written acceptance of orders from time to time, shall be the exclusive contract terms between the parties with respect to the purchase of Reagents. In the event of inconsistencies between the terms of this Agreement and the terms of any order or acceptance document, the terms of this Agreement shall govern. SURMODICS objects to any terms set forth in orders for Reagents which are different from or additional to the provisions of this Agreement, and no such terms shall be binding upon SURMODICS unless SURMODICS specifically consents thereto in writing.

26.      ENTIRE AGREEMENT

         This Agreement, together with all attachments specifically referred to herein, constitutes the entire agreement between the parties with respect to the licenses granted herein, and no party shall be liable or bound to the other in any manner by any warranties, representations or guarantees except as specifically set forth herein. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date last written below.

Accepted by:                                    Accepted by:
SurModics, Inc.                                 Rubicon Medical Inc.

/s/ Gregory T. Yung                             /s/ Richard J. Linder
---------------------------------------         -----------------------------
Signature                                       Signature

Gregory T. Yung                                 Richard J. Linder
---------------------------------------         -----------------------------
Printed Name                                    Printed Name

Vice President, Sales & Marketing               President/CEO
---------------------------------------         -----------------------------
Title                                           Title

September 8, 2004                               9-20-04
---------------------------------------         -----------------------------
Date                                            Date